Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
October 8, 2014	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES

THIRD QUARTER ACQUISITION ACTIVITY

DENVER, CO — October 8, 2014 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust that owns and operates distribution warehouses throughout the United States, announced today that during the third quarter of 2014, it acquired eight buildings totaling approximately 1.1 million square feet, located across four major industrial markets nationwide for an aggregate purchase price of approximately $81.9 million.

On September 4, 2014, IPT acquired a single tenant distribution center totaling 138,000 square feet that is 100% leased in the Atlanta market for approximately $7.7 million. This is IPT’s first acquisition in the Atlanta market.

On September 16, 2014, IPT acquired a 121,000 square foot, multi-tenant industrial center located in the Baltimore / D.C. market for approximately $9.9 million. This is IPT’s first acquisition in the Baltimore / D.C. market. This property is 100% leased to four customers.

On September 17, 2014, IPT acquired a 100% leased, single tenant distribution center totaling 249,000 square feet located in the Chicago market for approximately $27.1 million. This marks IPT’s second acquisition in the Chicago market.

On September 25, 2014, IPT acquired an 83,000 square foot, single tenant distribution center located in the Pennsylvania market for approximately $6.0 million. This property is 100% leased and is IPT’s first acquisition in the Pennsylvania market.

On September 29, 2014, IPT acquired a multi-tenant industrial center that is comprised of three buildings aggregating 429,000 square feet that is 98% leased to fifteen customers in the Baltimore / D.C. market for approximately $27.0 million. This is IPT’s second acquisition in the in the Baltimore / D.C. market.

On September 30, 2014, IPT acquired a single tenant distribution center totaling 55,000 square feet located in Chicago for approximately $4.2 million. This property is 100% leased and marks IPT’s third acquisition in the Chicago market.

“These latest acquisitions significantly strengthen our presence in certain target markets and allow us to enter additional markets key to building IPT into a national industrial real estate operating platform,” said Dwight Merriman, Chief Executive Officer of IPT. “These eight industrial buildings allow us to further diversify our portfolio in terms of geography, customers and lease terms.”

As of September 30, 2014, IPT had acquired 15 buildings totaling approximately 1.9 million square feet in eight major industrial markets for an aggregate purchase price of approximately $147.4 million.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by IPT’s other filings with the Securities and Exchange Commission (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

# # #